INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) dated as of February 21, 2003, is entered into by and between Smarte Solutions, Inc., a Delaware corporation (the “Company”), each of the individuals and entities listed on Schedule I hereto (the “Purchasers”), and each of the individuals and entities listed on Schedule II hereto (the “Existing Stockholders”).  The Existing Stockholders and the Purchasers are collectively referred to herein as the “Stockholders.”

W I T N E S S E T H

WHEREAS, the Company and the Purchasers are parties to that certain Series A Convertible Preferred Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and the Purchasers have agreed to purchase, shares of Series A Convertible Preferred Stock (“Preferred Shares”) of the Company;

WHEREAS, the Company’s and the Purchasers’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the purchase by the Purchasers of the Preferred Shares pursuant to the Purchase Agreement, the Company desires to grant to the Purchasers certain information rights and registration rights with respect to the stock of the Company held by them.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows.

1.

INFORMATION RIGHTS

1.1.

Financial Information to Purchasers.  The Company shall maintain a standard system of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied and shall make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect its transactions. For so long as a Purchaser holds at least five percent (5%) of the Company’s voting stock, calculated on an as adjusted, as converted basis to reflect stock dividends, stock splits, combinations and recapitalizations or similar events, shares of capital stock of the Company, the Company shall furnish to such Purchaser, as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, unaudited financial statements, including a balance sheet as of the end of such fiscal year, a statement of income and a statement of cash flows for such year, all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Board of Directors of the Company (the “Board”).

1.2.

Termination of Certain Rights.  The Company’s obligations under this Article 1 shall terminate immediately upon the closing of the Company’s firm commitment underwritten initial public offering (“IPO”) pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), or at such time that the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.

REGISTRATION RIGHTS

2.1.

Definitions.  For purposes of this Agreement:

(a)

“Affiliate” of a Person means any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Founder” means Bala Vishwanath, Sanjay Lall and Mark Eshelman.

(c)

“Holder” means a Person that (i) is a party to this Agreement (or a permitted transferee under Section 2.10 hereof) and (ii) owns Registrable Securities; provided, however, that for purposes of this Agreement, Holders of Registrable Securities will not be required to convert their Preferred Shares into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(d)

“NASD” means the National Association of Securities Dealers, Inc.

(e)

“Participating Holders” means Holders participating, or electing to participate, in an offering of Registrable Securities.

(f)

“Person” means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

(g)

“Registrable Securities” means any shares of common stock of the Company (“Common Stock”) (i) issued or issuable upon conversion of the Preferred Shares acquired in the Stock Purchase Agreement executed concurrently with this Agreement; (ii) owned by the Founders;  (iii) issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by virtue of any stock split, combination, stock dividend, merger, consolidation or other similar event; provided, however, that shares of Common Stock that are considered to be Registrable Securities shall cease to be Registrable Securities (A) upon the sale thereof pursuant to an effective registration statement, (B) upon the sale thereof pursuant to Rule 144 (or successor rule) under the Securities Act, (C) when such securities cease to be outstanding, (D) in a private transaction where the transferor’s rights under this Agreement are not assigned, or are improperly assigned pursuant to the terms and conditions of this Agreement, or (E) when such securities may be sold pursuant to Rule 144(k).

(h)

“Registration Expenses” mean all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, this Article 2, including, without limitation, (i) SEC, stock exchange, NASD and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) all internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or Nasdaq and (viii) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether any Registration Statement filed in connection with such registration is declared effective.

(i)

“Registration Statement” shall mean any Registration Statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers any of the shares of Common Stock and any other Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

(j)

“SEC” or “Commission” means the United States Securities and Exchange Commission.

(k)

“Selling Expenses” shall mean the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Participating Holders.

2.2.

Demand Registration

(a)

Request by Holders.  If the Company receives at any time commencing on the date that is one hundred and eighty (180) days after the closing of the Company’s underwritten IPO, a written request from Holders that hold at least fifty percent (50%) of the Registrable Securities then outstanding (the “Requesting Holders”) that the Company register Registrable Securities held by Requesting Holders (a “Demand Request”), then the Company shall, within ten (10) days after receipt of such Demand Request, give written notice of such request (“Request Notice”) to all Holders.  Each Demand Request shall (x) specify the number of Registrable Securities that the Requesting Holders intend to sell or dispose of, (y) state the intended method or methods of sale or disposition of the Registrable Securities and (z) specify the expected price range (net of underwriting discounts and commissions) acceptable to the Requesting Holders to be received for such Registrable Securities.  Following receipt of a Demand Request, the Company shall:

(i)

cause to be filed, as soon as practicable, but within ninety (90) days of the date of delivery to the Company of the Demand Request, a Registration Statement covering such Registrable Securities which the Company has been so requested to register by the Requesting Holders and other Holders who request to the Company that their Registrable Securities be registered within twenty (20) days of the mailing of the Request Notice by the Company, providing for the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended method of distribution specified in such Demand Request;

(ii)

use commercially reasonable efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter; and

(iii)

refrain from filing any other Registration Statements, other than pursuant to a Registration Statement on Form S-4 or S-8 (or similar or successor forms), with respect to any other securities of the Company until such date which is ninety (90) days following effectiveness of the Registration Statement filed in response to the Demand Request.

(b)

Effective Registration Statement.  A registration requested pursuant to this Article 2 shall not be deemed to have been effected (i) unless a Registration Statement with respect thereto has become effective (unless a substantial cause of the failure of such Registration Statement to become effective shall be attributable to one or more Participating Holders) and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement; provided, however, that such period shall not exceed one hundred and twenty (120) days; (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Participating Holders and has not thereafter become effective, or if the offering of Registrable Securities is not consummated for any reason or due to factors beyond the control of Participating Holders, including, without limitation, if the underwriters of an underwritten public offering advise the Participating Holders that the Registrable Securities cannot be sold at a net price per share equal to or above the net price disclosed in the preliminary prospectus; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived (unless a substantial cause of such conditions to closing not being satisfied shall be attributable to one or more Participating Holders); or (iv) if the Requesting Holders are cut back to fewer than twenty-five percent (25%) of the Registrable Securities requested to be registered.

(c)

Selection of Underwriters.  In the event that the Company is required to file a Registration Statement covering any Registrable Securities of any Requesting Holders pursuant to Section 2.2(a) hereof and the proposed public offering is to be an underwritten public offering, the managing underwriter shall be one or more reputable nationally recognized investment banks selected by the Company’s Board of Directors.

(d)

Priority for Demand Registration.  Notwithstanding any other provision of this Article 2, if the managing underwriter of an underwritten public offering determines and advises the Participating Holders and the Company in writing that the inclusion of all securities proposed to be included by the Company and any other Holders in the underwritten public offering would adversely interfere with the successful marketing of the Requesting Holders’ Registrable Securities, then the Company and other Holders shall not be permitted to include any securities in excess of the amount, if any, of securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of Registrable Securities to be registered for the Requesting Holders. The Company will be obligated to include in such Registration Statement, as to each Holder, only a portion of the Registrable Securities such Holder has requested be registered equal to the ratio which such Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Holders who have requested that their Registrable Securities be included in such Registration Statement. It is acknowledged by the parties hereto that pursuant to the foregoing provision, the securities to be included in a registration requested by the Requesting Holders pursuant to Section 2.2 shall be allocated:

(i)

first, to the Participating Holders; provided, however, that no Registrable Securities requested to be included in the registration by a Holder shall be excluded from the registration until all shares proposed to be registered by the Company’s founders, officers, directors or employees (which class shall include, but not be limited to, the Existing Stockholders) are excluded from the registration; and

(ii)

second, to the Company and any other shareholders of the Company requesting registration of securities of the Company.

(e)

Limitations on Demand Registrations

(i)

The Company may delay making a filing of a Registration Statement or taking action in connection therewith by not more than one hundred and eighty (180) days if the Company provides a written certificate signed by the Chief Executive Officer of the Company to the Holders, prior to the time it would otherwise have been required to file such Registration Statement or take such action pursuant to this Section 2.2, stating that the Board has determined in good faith that the filing of such Registration Statement would be seriously detrimental to the Company or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction (collectively, a “Valid Business Reason”) and that it is therefore essential to defer the filing of the Registration Statement; provided, however, that such right to delay a Demand Request shall be exercised by the Company not more than once in any twelve (12) month period and the Company shall only have the right to delay a Demand Request so long as such Valid Business Reason exists, and during such time, the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of anyone other than the Holders.

(ii)

The Company shall only be obligated to effect two (2) Demand Requests pursuant to this Section 2.2 and the Holders agree not to make a Demand Request until six (6) months after the effective date of a Registration Statement.

(iii)

The Company shall not be required to comply with a Demand Request unless the reasonably anticipated aggregate gross proceeds to be raised (before any underwriting discounts and commissions) would be equal to or exceed $5,000,000, unless such required registration is the Company’s IPO, in which case such reasonably anticipated aggregate gross proceeds (after any underwriting discounts and commissions) shall be equal to or exceed $10,000,000; provided, however, that in either case, the pre-IPO capitalization (as calculated by a nationally recognized investment bank) of the Company is at least $100 million prior to the Demand Request and the price per share of the Registrable Securities to be sold is at least $12.

(f)

Cancellation of Registration.  A majority in interest of the Participating Holders shall have the right to cancel a proposed registration of Registrable Securities pursuant to this Section 2.2 when the request for cancellation is based upon material adverse information relating to the Company that is different from the information known to the Participating Holders at the time of the Demand Request.  Such cancellation of a registration shall be counted as one of the two (2) Demand Requests.

2.3.

Piggyback Registrations.

(a)

Right to Include Registrable Securities.  Each time after the Company’s IPO that the Company proposes for any reason to register any of its Common Stock under the Securities Act, either for its own account or for the account of a stockholder or stockholders exercising demand registration rights other than Demand Requests pursuant to Section 2.2 hereof or pursuant to a Registration Statement on Forms S-4 or S-8 (or similar or successor forms) (a “Proposed Registration”), the Company shall promptly give written notice of such Proposed Registration to all of the Holders of Registrable Securities (which notice shall be given not less than thirty (30) days prior to the expected effective date of the Company’s Registration Statement) and shall offer such Holders the right to request inclusion of any of such Holder’s Registrable Securities in the Proposed Registration. No registration pursuant to this Section 2.3 shall relieve the Company of its obligation to register Registrable Securities pursuant to a Demand Request, as contemplated by Section 2.2 hereof.  The rights to piggyback registration may be exercised an unlimited number of occasions.

(b)

Piggyback Procedure.  Each Holder of Registrable Securities shall have ten (10) days from the date of receipt of the Company’s notice referred to in Section 2.3(a) above to deliver to the Company a written request specifying the number of Registrable Securities such Holder intends to sell and such Holder’s intended method of disposition.  Any Holder shall have the right to withdraw such Holder’s request for inclusion of such holder’s Registrable Securities in any Registration Statement pursuant to this Section 2.3 by giving written notice to the Company of such withdrawal; provided, however, that the Company may ignore a notice of withdrawal made within twenty-four (24) hours of the time the Registration Statement is to become effective.  Subject to Section 2.3(d) below, the Company shall use commercially reasonable efforts to include in such Registration Statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such Proposed Registration if it shall at the same time withdraw or cease proceeding with the registration of all other shares of Common Stock originally proposed to be registered.  In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under this Section 2.3(b) shall specify that the Registrable Securities be included in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through underwriters under such registration.

(c)

Selection of Underwriters.  The managing underwriter for any Proposed Registration that involves an underwritten public offering shall be one or more reputable nationally recognized investment banks selected by the Company’s Board of Directors.

(d)

Priority for Piggyback Registration.  Notwithstanding any other provision of this Article 2, if the managing underwriter of an underwritten public offering determines and advises the Company and the Holders in writing that the inclusion of all Registrable Securities proposed to be included by the Holders of Registrable Securities in the underwritten public offering would adversely interfere with the successful marketing of the Company’s securities, then the Holders of Registrable Securities shall not be permitted to include any Registrable Securities in excess of the amount, if any, of Registrable Securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of securities to be registered for the Company.  The Company will be obligated to include in such Registration Statement, as to each Holder, only a portion of the Registrable Securities such Holder has requested be registered equal to the ratio which such Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Holders who have requested that their Registrable Securities be included in such Registration Statement.   It is acknowledged by the parties hereto that pursuant to the foregoing provision, the securities to be included in a registration initiated by the Company shall be allocated:

(i)

first, to the Company;

(ii)

second, pari passu to the Holders; provided, however, that no Registrable Securities requested to be included in the registration by a Holder shall be excluded from the registration until all shares proposed to be registered by the Company’s Founders, officers, directors or employees (which class shall include, but not be limited to, the Existing Stockholders) are excluded from the registration; and

(iii)

third, to any others requesting registration of securities of the Company.

If as a result of the provisions of this Section 2.3(d), any Holder shall not be entitled to include more than 50% of its Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement.

(e)

Underwritten Offering.  In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under this Section 2.3 shall specify that the Registrable Securities be included in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through underwriters under such registration.

2.4.

Form S-3 Registration

(a)

Any Holder (an “Initiating Form S-3 Holder”) may request at any time following the Company’s IPO that the Company file a Registration Statement under the Securities Act on Form S-3 (or similar or successor form) covering the sale or other distribution of all or any portion of the Registrable Securities held by such Initiating Form S-3 Holder pursuant to Rule 415 under the Securities Act (“Form S-3 Demand”) if (i) the reasonably anticipated aggregate gross proceeds would equal or exceed $1,000,000, (ii) the Company is a registrant qualified to use Form S-3 (or successor form) to register such Registrable Securities and (iii) the plan of distribution of the Registrable Securities is other than pursuant to an underwritten public offering.  If such conditions are met, the Company shall use commercially reasonable efforts to register under the Securities Act on Form S-3 (or any successor form) at the earliest practicable date, for sale in accordance with the method of disposition specified in the Form S-3 Demand, the number of Registrable Securities specified in such Form S-3 Demand.  Notwithstanding the foregoing, if the Company shall furnish to the Initiating Form S-3 Holders a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company stating that in the good faith opinion of the Board of Directors of the Company, a Valid Business Reason exists, the Company shall have the right to delay or defer taking action with respect to such filing for a period of ninety (90) days after receipt of the Form S-3 Demand; provided, however, that such right to delay or defer a Form S-3 Demand shall be exercised by the Company not more than once in any twelve (12) month period, the Company shall only have the right to delay a Form S-3 Demand so long as such Valid Business Reason exists, and during such time the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of any other Holders.

(b)

Form S-3 Demands will not be deemed to be Demand Requests as described in Section 2.2 hereof and Holders shall have the right to request an unlimited number of Form S-3 Demands. Notwithstanding the foregoing, the Company shall not be obligated to file more than one (1) Registration Statement on Form S-3 pursuant to this Section 2.4 in any given six (6) month period.

2.5.

Holdback Agreements.

(a)

Restrictions on Public Sale by Holders.  If requested by the lead managing underwriter, each Holder of Registrable Securities agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of not more than forty-five (45) days before and one hundred eighty (180) days after, in the case of an IPO, or ninety (90) days after, in the case of any other firm underwriting public offering of securities of the Company, commencing on the effective date of the Registration Statement (the “Lock-Up Period”), unless expressly authorized to do so by the lead managing underwriter.  The Holders shall not be required to sign lock-up agreements unless all of the Company’s directors, officers and shareholders owning five percent (5%) or more of the Company’s fully diluted voting stock have signed lock-up agreements with the managing underwriters. Any such lock-up agreements signed by the Holders shall contain reasonable and customary exceptions, including, without limitation, the right of a Holder to make transfers to certain Affiliates and transfers related to shares of Common Stock owned by Holders as a result of open market purchases made following the closing of the IPO.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restrictions until the end of the relevant period.

(b)

Restrictions on Public Sale by the Company.  The Company agrees not to effect any public sale or distribution of any securities for its own account (except pursuant to registrations on Form S-4 or S-8 or any similar or successor form) during the Lock-Up Period, to the extent reasonably requested by the managing underwriter (except for securities being sold by the Company for its own account under such Registration Statement).

2.6.

Registration Expenses.  Except as otherwise provided herein, all Registration Expenses shall be borne by the Company; provided, however, that the Company shall not be required to pay for any Registration Expenses of any registration proceeding commenced as a result of a Demand Request that is subsequently withdrawn or canceled by at least a majority of the Participating Holders, in which case the Participating Holders shall bear such Registration Expenses pro rata on the basis of the number of shares proposed to be registered.  All Selling Expenses relating to Registrable Securities registered shall be borne by the Participating Holders of such Registrable Securities pro rata on the basis of the number of shares so registered.

2.7.

Indemnification

(a)

Indemnification by the Company.  The Company agrees, notwithstanding termination of this Agreement, to indemnify and hold harmless to the fullest extent permitted by law, each Holder, each of its directors, officers, employees, advisors, agents and general or limited partners (and the directors, officers, employees, advisors and agents thereof), their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons, and each underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter (collectively, “Holder Indemnified Parties”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel and any amounts paid in settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) or other liabilities (collectively, “Losses”) to which any such Holder Indemnified Party may become subject under the Securities Act, Exchange Act, any other federal law, any state or common law or any rule or regulation promulgated thereunder or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading or (ii) any violation by the Company of the Securities Act, Exchange Act, any other federal law, any state or common law or any rule or regulation promulgated thereunder or otherwise incident to any registration, qualification or compliance and in any such case, the Company will promptly reimburse each such Holder Indemnified Party for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action or investigation or proceeding (collectively, a “Claim”) ; provided, however, that the Company shall not be liable to any Holder Indemnified Party for any Losses that arise out of or are based upon (x) written information provided by a Holder Indemnified Party expressly for use in the Registration Statement or (y) sales of Registrable Securities by a Holder Indemnified Party to a person to whom there was not sent or given, at or before the written confirmation of such sale, a copy of the prospectus (excluding documents incorporated by reference) or the prospectus as then amended or supplemented (excluding documents incorporated by reference) if the Company has previously furnished in a timely manner a reasonable number of copies thereof to such Holder Indemnified Party in compliance with this Agreement and the Losses of such Holder Indemnified Party results from an untrue statement or omission of a material fact contained in such preliminary prospectus which was corrected in the prospectus (or the prospectus as then amended or supplemented).  Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties.

(b)

Indemnification by Holders.  In connection with any proposed registration in which a Holder is participating pursuant to this Agreement, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration and each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, partners, employees, advisors and agents, their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 2.7(a) (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein.  Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties (except as provided above) and shall survive the transfer of Registrable Securities by such Holder.

(c)

Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure.  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including, but not limited to, any impleaded parties) reasonably believe that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct.  In the case of clause (ii) above and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party.  The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

(d)

Contribution.  If the indemnification provided for in this Section 2.7 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations.  The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.7(a), 2.7(b) and 2.7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.7(d).

2.8.

Certain Limitations On Registration Rights.

No Holder may participate in any Registration Statement hereunder unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements.

2.9.

Limitations on Subsequent Registration Rights.  The Company represents and warrants that it has not granted registration rights prior to the date hereof and agrees that from and after the date of this Agreement, it shall not, without the prior written consent of the Holders of at least 50% of the Registrable Securities then outstanding, enter into any agreement (or amendment or waiver of the provisions of any agreement) with any holder or prospective holder of any securities of the Company that would grant such holder registration rights that are more favorable, pari passu or senior to those granted to the Purchasers hereunder.

2.10.

Transfer of Registration Rights.

The rights of a Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Holder, (ii) any subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Holder or (iii) any family member or trust for the benefit of any Holder.  Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied:  (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

2.11.

Termination of Registration Rights.  The rights contained in Sections 2.2, 2.3, 2.4 and 2.10 hereof shall terminate at the earlier of (a) five (5) years from the effective date of the Company’s first Registration Statement for a public offering of securities of the Company or (b) with respect to a Holder, in the opinion of the Company’s counsel, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144, and (such Registrable Securities represent less than one percent (1%) of all outstanding shares of the Company’s capital stock.

3.

GENERAL PROVISIONS

3.1.

Survival of Agreements.  All covenants, agreements, representations and warranties made in any of the Transaction Documents or any certificate or instrument delivered to the Purchasers pursuant to or in connection with any of the Transaction Documents shall survive the execution and delivery of all of the Transaction Documents, the issuance, sale and delivery of the Preferred Shares, and the issuance and delivery of the Conversion Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

3.2.

Specific Performance.  Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each party hereto agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties in the matter subject to Sections 3.4 and 3.6 hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

3.3.

Further Assurances.  The Company and the Purchasers each agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4.

Submission to Jurisdiction; Consent to Service of Process.

(a)

The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of Travis, State of Texas, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 3.5 hereof.

3.5.

Notices.  Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to a Purchaser, to the address or fax number set forth on Schedule I hereto.

If to an Existing Stockholder, to the address or fax number set forth on Schedule II hereto.

If to the Company:

Smarte Solutions, Inc.

611 South Congress Avenue, Suite 350

Austin, Texas  78704

Phone:  (512) 443-8749

Fax:  (512) 443-9326

Attn:  President

With a copy to (which does not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

300 W. 6th St., Suite 2100

Austin, Texas  78701

Phone:  (512) 499-6294

Fax:  (512) 703-1111

Attn:  Brandon C. Janes

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

3.6.

Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

3.7.

Entire Agreement. This Agreement and each of the other Transaction Documents, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

3.8.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

3.9.

Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

3.10.

Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

3.11.

Titles and Subtitles.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

3.12.

Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

3.13.

Construction.  The parties hereto have jointly participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” means “including without limitation”.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement”, herein, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

3.14.

Remedies.  The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity.  Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

3.15.

Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreement or document to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

3.16.

Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Shares, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

SMARTE SOLUTIONS, INC.

By: /s/ BALA VISHWANATH

Name: Bala Vishwanath

Title: CEO

KEY STOCKHOLDERS:

/s/ BALA VISHWANATH

/s/ SANJAY LALL

/s/ MARK ESHELMAN

S-1

Smarte Solutions Investors’ Rights Agreement – Series A1

PURCHASERS:

[____________________________]

By:

Name:

Title:

S-2

Smarte Solutions Investors’ Rights Agreement – Series A1

                                                                                        SCHEDULE I

PURCHASERS

Attwood, Greg
Basham, Arthur V.
Bauer, Matthew G.
Beach, Richard G.
Blaesing, Craig
Blanton, Kay
Burns, M. Frank
Cheney, Menzo D.
Cox, Laura Y.
Crecelius, Jean W.
Curry, Janelle Catherine Trust c/o William E. Johnson III, Trustee
Curry, Natalie Rene Barnhart Trust c/o William E. Johnson III, Trustee
Erickson, John L.
Eshelman, Jack
Eshelman, Michael
Etie, Michael & Cheryl
Farrell, James
Fenimore, George W. III
Finch, John E.
Fraser, Mathew and/or Sharon
Garcia, Charles K.
Goodwin, Jerry D.
Gray, Burl
Hall, Harold E & Nancy
Hartgrove, Philip L.
Hug, Deborah
Johnson, Earl B.
Johnson, Kathleen M.
Kang, Young S.
Key Bank, Investment Advisor to Drain Asset Management Attention: Thomas S. Allen
Kingfisher Holdings, LLC Attn: Bowie, Joseph W. or Janet S.
KMA 401k Profit Sharing Plan Attn: King, Marvin S. Trustee
Kline, Charles Alvin Dr.
Kline, Michael Charles
Kopacka, Timothy J. and Kim K.
Lindsay, Scott E. and Marlene F.
Lynch, Jack F.
Maher, Ben
Maher, Maurice J.
Maletz, Joseph M.
Maples, Michael J.
Mardaga, William Jeffrey
McAllister, Scott
McCarty, Karen and Robert B.
McKeand, Kevin
Meador, Doak
Meador, Robert
Meetrix, Inc.
KMA 401k Profit Sharing Plan Attn: Mohamed, Jan T. Trustee
Moncrief, Jerry D. Goodwin, Trustee, U/W/O Richard Barto Moncrief, F/B/O Lee Wiley c/o Jerry D. Goodwin, Trustee
Moncrief, Jerry D. Goodwin, Trustee, U/W/O Richard Barto Moncrief, F/B/O Michael J. c/o Jerry D. Goodwin, Trustee
Moncrief, Jerry D. Goodwin, Trustee, U/W/O Richard Barto Moncrief, F/B/O Richard Barto c/o Jerry D. Goodwin, Trustee
Murphy, Shirley Sharon Family Trust c/o Kenneth W. Murphy
Murphy, Kenneth W. Children’s Trust, David Mallory, Trustee c/o Kenneth W. Murphy
Murphy, Kenneth W. Grand children’s Trust, David Mallory, Trustee; c/o Kenneth W. Murphy
Olivares, Gayle P.
Padian, John P. and Patricia A.
Pautel, Sara
Pioneer Financial Services, Ltd. Attention: Howie & Victoria Scoggin
Reinhart, Ernest Frederick & Mary
Riffe, Stacy
Smetzer, James H.
Stanley Holdings, LLC Attention: Sheri Hartgrove
KMA 401k Profit Sharing Plan Attn: Sullins, Barbara W.
Summers, Kevin
Summers, Malcolm
Tauben, John
Terrell, Richard and Antoinette
Tevonian, Jeff
Thomas, Robert J.
Toth, Richard S.
Tulume Ontario, Inc. c/o Gregory Vamplew
Wall, Craig J.
Webber, Neil
Wilson, James William
Wilson, Miles D.
Wilson, D. Scott and Jeanne Marie
Womack, David R. III and Lisa

600572.0000  AUSTIN  315615 v1

Sch. I-1

            SCHEDULE II

EXISTING STOCKHOLDERS

Adrian, Carolyn	Adrian, Harold
Adrian, Robert E.	Bernard Group
Burns Family Partnership	Borazjani, Amir
Doyle, Richard P., Jr.	Cave, Robert
Eshelman, Mark D.	Eshelman, Jack
Galant, Carl J.	Eshelman, Michael and Connie Family Limited Partnership
Gonzalez, Veronica	Elmaq Software Private Limited
Hughes & Luce, LLP, Attention: Jeff Gill	Federico, Ronald M.
Larsen, Gary	Ganesan, Ravikanth
Larsen, Maria	Hartgrove, Sheri
Mantz, Brian D.	Lall, Sanjay
Mardaga, William Jeffrey	Mahoney, Robert J., Jr.
Millennium Software, Inc.	McColgan, Christian
Mylius, Ronald V.	Moran, Vivienne B. Revocable Trust U/A Dated 2/3/95
O’Brien, Shawn	Murphy Enterprise Center
Sonawala, Kavita	Seges Consultants, Inc.
Taylor III, Lewis A.	Vishwanath, Balamani S.
Wall, Craig J.	Womack, David R. III
Webber, Neil

600572.0000  AUSTIN  315616 v1

Sch. II-1